Exhibit 4.1

DESCRIPTION OF COMMON STOCK

The following is a summary description of the material features of the common stock, par value $1.00 per share, of Carter Bankshares, Inc. (the “Company”), based on the Company’s Articles of Incorporation and Bylaws and relevant provisions of the laws of the Commonwealth of Virginia (“Virginia law”). This summary is not complete and is qualified in its entirety by reference to the provisions of the Company’s Articles of Incorporation and Bylaws and Virginia law. The Company’s Articles of Incorporation and Bylaws are included as exhibits to the Current Report on Form 8-K, of which this exhibit is a part.

The Company’s Articles of Incorporation authorize 100,000,000 shares of common stock, par value $1.00 per share. The Company’s common stock is traded on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “CARE.”

Holders of the Company’s common stock are entitled to receive dividends if, as and when declared by the Company’s Board of Directors. Holders of the Company’s common stock are entitled to one vote per share on each matter submitted to a vote of shareholders. A majority of the outstanding shares of common stock of the Company entitled to vote constitutes a quorum for a meeting of shareholders. If a quorum exits, action on a matter, other than the election of directors, is approved if the votes cast in favor of the matter exceed the votes opposing the matter, unless Virginia law or the Company’s Articles of Incorporation require a greater number of affirmative votes. The Company’s Articles of Incorporation and Bylaws provide for a single class of directors to be elected annually. Directors are elected by a plurality of the votes cast at a meeting at which a quorum exists. There are no cumulative voting rights in the election of directors.

Unless otherwise provided for in the Company’s Articles of Incorporation, the Company’s shareholders have no preemptive rights to purchase additional shares of the Company’s common stock in order to preserve their proportionate ownership interest in the Company if the Company issues shares that might dilute the ownership interests of existing shareholders. Holders of the Company’s common stock have no conversion, redemption or sinking fund rights. The outstanding shares of the Company’s common stock are fully paid and nonassessable.

Except as limited by Virginia law or the Company’s Articles of Incorporation, the Company’s Bylaws vest the power to amend the Bylaws in the Board of Directors by a majority vote of the total number of directors.

With regard to indemnification and elimination of liability, the Company shall indemnify every individual made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if: (i) he or she conducted himself or herself in good faith; and (ii) he or she believed, in the case of conduct in his or her official capacity with the Company, that his or her conduct was in the best interests of the Company and, in all other cases, that his or her conduct was at least not opposed to the Company’s best interests (or with respect to an employee benefit plan, that his or her conduct was for a purpose he or she believed to be in the interests of the participants of and beneficiaries of the plan); and (iii) he or she had no reasonable cause to believe, in the case of any criminal proceeding, that his or her conduct was unlawful. The Company shall not indemnify any individual against his or her willful misconduct, a knowing criminal violation, or any liability incurred in any proceeding charging improper personal benefit to him or her, whether or not by or in the right of the Company or involving action in an official capacity, in which he or she was adjudged liable by a court of competent jurisdiction on the basis that personal benefit was improperly received by him or her.

Except as provided in the Company’s Articles of Incorporation, in any proceeding brought by or in the right of the Company or by or on behalf of its shareholders, a director or officer shall not be liable for monetary damages arising out of or resulting from a single transaction, occurrence or course of conduct. The Company’s Articles of Incorporation provide that the liability of a director or officer shall not be so eliminated if he or she engaged in willful misconduct or a knowing criminal violation or violation of any federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

Virginia law contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by restricting the voting rights of shares acquired by a person who has gained a significant holding in the Company. The Company’s Articles of Incorporation and Bylaws are silent with respect to these business combination statues; therefore, Virginia law applies.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Company’s common stock will be entitled to receive, in cash or in kind, the assets of the Company available for distribution remaining after payment or provision for payment of the Company’s debts and liabilities.